DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS & BUSINESS ADVISORS

VANCOUVER
1500 – 1140 W. Pender Street
Vancouver, BC V6E 4G1
TEL 604.687.4747 | FAX 604.689.2778

TRI-CITIES
700 – 2755 Lougheed Hwy.
Port Coquitlam, BC V3B 5Y9
TEL 604.941.8266 | FAX 604.941.0971

WHITE ROCK
301 – 1656 Martin Drive
White Rock, BC V4A 6E7
TEL 604.531.1154 | FAX 604.538.2613

WWW.DMCL.CA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated May 27, 2014 relating to the financial statements of Silver Stream Mining Corp., which appears in Silver Stream Mining Corp.'s Annual Report on Form 10-K or 10-KSB for the year ended March 31, 2013.

DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
May 27, 2014